Exhibit (q)(2)

GOLDMAN SACHS ETF TRUST

GOLDMAN SACHS ETF TRUST II

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

Power of Attorney

Know All Persons By These Presents, that each person whose signature appears below hereby constitutes and appoints James A. McNamara, Caroline L. Kraus and Joseph F. DiMaria, jointly and severally, and each of them, his or her true and lawful attorneys-in-fact and agents, each with power and authority of substitution and resubstitution, for him or her in any and all capacities to sign the Registration Statements under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of Goldman Sachs ETF Trust, Goldman Sachs ETF Trust II and Goldman Sachs Real Estate Diversified Income Fund and any and all amendments to such Registration Statements, and to file the same, with exhibits thereto, and other instruments or documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

WITNESS our hands on the date(s) set forth below.

Name	Title	Date

/s/ Cheryl K. Beebe	Trustee	December 7, 2021
Cheryl K. Beebe

/s/ Lawrence Hughes	Trustee	December 2, 2021
Lawrence Hughes

/s/ John F. Killian	Trustee	December 2, 2021
John F. Killian

/s/ Steven D. Krichmar	Trustee	December 2, 2021
Steven D. Krichmar